Exhibit 7.03

Joint Filing Agreement

The undersigned, being duly authorized thereunto, hereby execute this Joint Filing Agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended to file this Schedule 13D, and any subsequent amendment to it, jointly on behalf of each such party.

Date: January 18, 2023

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Date: January 18, 2023	NOVAQUEST CO-INVESTMENT FUND XV, L.P.

By: NQ POF V GP, LTD., its general partner

	By:	/s/ John Bradley
	Name:	John Bradley
	Title:	Director

NQ POF V GP, LTD.

	By:	/s/ John Bradley
	Name:	John Bradley
	Title:	Director